Filed pursuant to Rule 433

Registration No. 333—162380

November 16, 2011

Pricing Details on BHP Billiton Senior 1.125% Fixed Rate Notes due 2014

Issuer:	BHP Billiton Finance (USA) Limited

Guarantors:	BHP Billiton Plc and BHP Billiton Limited

Security:	1.125% Guaranteed Senior Notes due 2014 (the “2014 Notes”)

Format:	SEC Registered

Principal Amount:	US$1,000,000,000

Denomination:	The 2014 Notes will be issued in denominations of US$2,000 and integral multiples of US$1,000

Pricing Date:	November 16, 2011

Settlement Date:	November 21, 2011

Maturity Date:	November 21, 2014

Interest Payment Dates:	May 21 and November 21 of each year, commencing on May 21, 2012

Public Offering Price:	Per Note: 99.645%. Total: US$996,450,000

All-in Proceeds to Issuer:	US$993,950,000

Treasury Benchmark:	0.375% due November 15, 2014

Treasury Yield:	0.396%

Spread to Benchmark Treasury:	85 bps

Re-offer Yield:	1.246%

Coupon:	1.125%

Ranking:	The 2014 Notes are unsecured and will rank equally with all of the Issuer’s other unsecured and unsubordinated indebtedness

Use of Proceeds:	General corporate purposes, including repayment of commercial paper

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC

CUSIP:	055451 AJ7

ISIN:	US055451AJ72

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or emailing barclaysprospectus@broadridge.com or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

Filed pursuant to Rule 433

Registration No. 333—162380

November 16, 2011

Pricing Details on BHP Billiton Senior 1.875% Fixed Rate Notes due 2016

Issuer:	BHP Billiton Finance (USA) Limited

Guarantors:	BHP Billiton Plc and BHP Billiton Limited

Security:	1.875% Guaranteed Senior Notes due 2016 (the “2016 Notes”)

Format:	SEC Registered

Principal Amount:	US$750,000,000

Denomination:	The 2016 Notes will be issued in denominations of US$2,000 and integral multiples of US$1,000

Pricing Date:	November 16, 2011

Settlement Date:	November 21, 2011

Maturity Date:	November 21, 2016

Interest Payment Dates:	May 21 and November 21 of each year, commencing on May 21, 2012

Public Offering Price:	Per Note: 99.469%. Total: US$746,017,500

All-in Proceeds to Issuer:	US$743,392,500

Treasury Benchmark:	1.000% due October 31, 2016

Treasury Yield:	0.887%

Spread to Benchmark Treasury:	110 bps

Re-offer Yield:	1.987%

Coupon:	1.875%

Ranking:	The 2016 Notes are unsecured and will rank equally with all of the Issuer’s other unsecured and unsubordinated indebtedness

Use of Proceeds:	General corporate purposes, including repayment of commercial paper

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC

CUSIP:	055451 AK4

ISIN:	US055451AK46

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or emailing barclaysprospectus@broadridge.com or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

Filed pursuant to Rule 433

Registration No. 333—162380

November 16, 2011

Pricing Details on BHP Billiton Senior 3.250% Fixed Rate Notes due 2021

Issuer:	BHP Billiton Finance (USA) Limited

Guarantors:	BHP Billiton Plc and BHP Billiton Limited

Security:	3.250% Guaranteed Senior Notes due 2021 (the “2021 Notes”)

Format:	SEC Registered

Principal Amount:	US$1,250,000,000

Denomination:	The 2021 Notes will be issued in denominations of US$2,000 and integral multiples of US$1,000

Pricing Date:	November 16, 2011

Settlement Date:	November 21, 2011

Maturity Date:	November 21, 2021

Interest Payment Dates:	May 21 and November 21 of each year, commencing on May 21, 2012

Public Offering Price:	Per Note: 99.097%. Total: US$1,238,712,500

All-in Proceeds to Issuer:	US$1,233,087,500

Treasury Benchmark:	2.000% due November 15, 2021

Treasury Yield:	2.007%

Spread to Benchmark Treasury:	135 bps

Re-offer Yield:	3.357%

Coupon:	3.250%

Ranking:	The 2021 Notes are unsecured and will rank equally with all of the Issuer’s other unsecured and unsubordinated indebtedness

Use of Proceeds:	General corporate purposes, including repayment of commercial paper

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC

CUSIP:	055451 AL2

ISIN:	US055451AL29

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or emailing barclaysprospectus@broadridge.com or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533